EXHIBIT 99.1

NEWS RELEASE

Visa Inc. Appoints John F. Lundgren
to its Board of Directors

SAN FRANCISCO, April 18, 2017 - Visa Inc. (NYSE:V) announced today that its board of directors has appointed John F. Lundgren as a new independent director, effective immediately. Mr. Lundgren will also serve as a member of the board’s audit and risk committee.
Mr. Lundgren was chief executive officer (CEO) of Stanley Black & Decker, Inc. from March 2010 until his retirement in July 2016. He also served as chairman until December 2016. Previously, Mr. Lundgren served as chairman and CEO of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use, from March 2004 until its merger with Black & Decker in March 2010. During his career, Mr. Lundgren held senior leadership roles at Georgia Pacific Corporation, James River Corporation and Fort James Corporation. Mr. Lundgren serves on the boards of Callaway Golf Company and Staples, Inc.
“I am pleased that, after a thoughtful search, John has been chosen to join Visa’s board of directors,” said Al Kelly, chief executive officer of Visa Inc. “John is an experienced leader with tremendous operational and strategic knowledge in consumer products that will be invaluable to Visa as we expand our network and bring innovative payment solutions to market.”
This new appointment brings Visa’s total board of directors to 10 members. Other members of the Visa Inc. Board of directors can be viewed on our investor relations website: http://investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.: Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world's most advanced processing networks - VisaNet - that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa's innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead with prepaid or pay later with credit products. For more information, visit visa.com/aboutvisa, visacorporate.tumblr.com and @VisaNews.
Contacts:
Media Relations
Nathaniel Sillin
+1-415-805-4892
globalmedia@visa.com

Investor Relations
Victoria Hyde-Dunn
+1-650-432-7644
ir@visa.com